EXHIBIT 10.8

                             [Logo Graphic Omitted]

                     INVESTOR RELATIONS CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is made this 1st day of May, 2005, by and between Catcher, Inc. a Delaware Corporation (together with its parent and any affiliates, hereinafter referred to as the "Company" or "Catcher"), and Hayden Communications, Inc., a South Carolina Corporation (hereinafter referred to as the "Consultant" or "HC").

EXPLANATORY STATEMENT

         The Consultant affirms that it has successfully demonstrated financial and public relations consulting expertise, and possesses valuable knowledge, and experience in the areas of business finance and corporate investor/public relations. The Company believes that the Consultant's knowledge, expertise and experience would benefit the Company, and the Company desires to retain the Consultant to perform consulting services for the Company under this Agreement.

         NOW, THEREFORE, in consideration of their mutual agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective signatures below, the parties agree as follows:

I.       CONSULTING SERVICES

1.1 HC agrees that for a period of twelve (12) months commencing [May 1], 2005, the Consultant will reasonably be available during regular business hours to advise, counsel and inform designated officers and employees of the Company about the various industries and businesses in which the Company is engaged, financial markets and exchanges, competitors, business acquisitions and other aspects of or concerning the Company's business about which HC has knowledge or expertise.

1.2 HC shall render services to the Company as an independent contractor, and not as an employee. All services rendered by HC on behalf of the Company shall be performed to the best of HC's ability in concert with the overall business plan of the Company and the goals and objectives of the Company's management and Board of Directors. Consultant further acknowledges the consideration provided below is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payment shall be made or provided for by Consultant


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and the Company shall have no  responsibility  or duties regarding such matters.
Neither the Company nor the Consultant possesses the authority to bind each other in any agreements without the express written consent of the entity to be bound.

II.      SCOPE OF SERVICES/PROGRAMS/ACTIVITIES

Hayden Communications, Inc. (HC) will develop, implement, and maintain an investor communications and market support system for the Company with the general objective of expanding awareness about the Company and its CATCHERTM device among stockbrokers, analysts, micro-cap portfolio/fund managers, market makers, and the appropriate financial & trade publications, while keeping current investors informed and aware of material developments.

1.       PROFESSIONAL INVESTMENT COMMUNITY AWARENESS

         A. Introductions to professionals at select firms, with a focus on members of the Financial Community in various geographic regions, both in the United States, Canada and Europe. The targeted group of professionals, which would be drawn from our proprietary database of contacts will be a SUBSET of the following:

                  1. Over 20,000 Equity Brokers

                  2. Over 1,400  Analysts (Buy and Sell Side - both  generalists
                  and   industry    specialists)

                  3. Over 4,500 Micro-Cap Portfolio/Hedge Fund Managers

                  4. Over 120  Market  Makers  (both  retail and  wholesale)

                  5. Financial, Trade and Industry Publications

         B. Introductions to new fund managers and analysts (buy and sell side) through the utilization of both Big Dough and other on-line tools such as StreetWise, etc.

         C. Introductions to High Net-Worth accredited investors who build positions in micro-cap companies and are familiar with other quality companies, which Hayden Communications, Inc. currently and previously represented.

         D. Broker conference calls/presentations arranged by HC in select cities (ONCE A QUARTER) with top management at the Company. Cities we would schedule meetings include New York, Baltimore, Boston, Dallas, Denver, Ft. Lauderdale, Tampa, Houston, Atlanta, Chicago, LA, Minneapolis, Miami, Orange County, CA, San Diego, San Francisco, St. Louis, D.C., and other select cities.

         E.       All  interested   parties  will  be  continually   updated  of
                  Company's progress via phone conversations and through our fax/e-mail list for news releases.

         F. HC will screen all investment firms for upcoming financial conferences, which would be appropriate for the Company. HC will work through the proper channels with the goal of receiving invitations for management to present at those conferences which are relevant.

2.       SHAREHOLDER COMMUNICATIONS

         A. HC will consult management in all aspects as it relates to the public dissemination of information to shareholders, the press and financial community.

         B. Handle investor requests for timely information via the telephone and e-mail. HC will have a knowledgeable associate available during market hours to field and respond to all investor inquiries in a timely manner. This is a time intensive service that allows management to focus on executing its business plan.

         C. HC will provide same day fulfillment for all investor package requests.


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         D.       Quarterly  Conference Calls to accompany the earnings release.
                  HC will assist with scripting these calls and monitoring the continuity to ensure a smooth roll-out for investors.

         E. Quarterly Interim-Reports to the shareholders, which provides a complete update on the Company's performance, financial position and material developments. The interim report includes a "CEO letter" to the shareholders updating Company achievements and properly positioning the company's strategic growth opportunities.

3.       THE FINANCIAL PRESS

         A. HC will assist senior management to draft and complete press releases on all material events as deemed by the Company. Management and corporate counsel will approve all releases before they are sent to the wire.

         B. HC will disseminate news releases through a Broadcast Fax and/or electronic mail (e- mail) to our established database of financial professionals including: special situation analysts, brokers, fund managers, individual investors, money managers, and current or prospective individual shareholders who are already invested or have expressed an interest in the Company.

         C. HC will contact the national and regional circuits to receive coverage for material developments at the Company with regional and national newspapers, television, radio stations and the relevant trade publications.

4.       MEDIA RELATIONS

         A. Our Media Department will develop a focus list of financial publications and contact appropriate editors, review and manage editorial calendars for relevant upcoming articles.

         B. Financial Newsletter campaign. HC will work with our many financial newsletter editors and publishers for a "Buy Recommendation" for the Company. The newsletters we contact have a paid subscription base of investors who focus solely on micro cap stocks and do not solicit compensation for coverage. A "Buy Recommendation" can produce a great deal of new investor interest and lends third party support and opinion. HC has been able to achieve "Buy Recommendations" for former and current clients in: The Kon-Lin letter, The Conservative Speculator, Dick Davis Digest, George Southerland's Special Investment Situations, The Patient Inve$tor, and Equities Special Situations. Other publications we have worked with and will introduce the Company to include: The Red Chip Review, Investor's Digest, The Quiet Investor, Acker Letter, High-Growth Newsletter, Bullish Investor, Low-Priced Stocks, and the Micro-Stock Digest.

III.     AGENDA (INITIAL 4 MONTHS)

         A.       Establish   a  time  line  of   expected   corporate   events,
                  partnerships, news queue, trade shows, product launches, etc.

         B. Work with management on proper positioning of the Company for both the financial community and business media.

         C.       Generate  a  two-page   CORPORATE   PROFILE,   which   clearly
                  articulates Catcher's current business and financial position, as well as its strategy for future growth.


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         D.       Assist  Catcher in creating its investor  package and investor information via the company's corporate Web site. Assist with Shareholders' letter included quarterly update.

         E. Assist management in updating its PowerPoint presentation to utilize during corporate presentations. F. Make Select Introductions to those investors who have a long-term horizon and tend to be position builders. G. Open a line of communication with current significant shareholders, including funds and brokers/high-net worth individuals. Handle all incoming investor calls.

         EXPANDED AGENDA - FOLLOWING 8 MONTHS

         H. Target select brokers and micro-cap fund managers, which follow growth companies that have a similar profile to the Company.

         I. Once HC has created a geographic footprint of interest we will plan in house broker and fund meetings/conference calls in select cities (typically one to two groups of meetings per quarter). Follow up with phone calls to gauge management's effectiveness in articulating the story.

         J. Target newsletter editors and publishers for a "Buy Recommendation". Focus on Financial Publications for appropriate stories on the Company's products, services, attributes and value proposition to the marketplace.

         K. If appropriate, introduce the Company to possible acquisition and/or joint venture candidates.

         L. Evaluate achievements and formulate new agenda if relationship continues.

         ONGOING SERVICES

         M.       Maintain  and update  the  database  to ensure  that all press
                  releases   are  faxed  and/or   e-mailed  to  all   interested
                  professionals.

         N. Manage all investor calls in a timely manner to facilitate the timely distribution of corporate information. Focus on educating professional shareholders, with the premise that an informed investor will become a longer term shareholders.

         Many of the above items will occur simultaneously. Certain items will have chronological priority over others, however for the most part agenda items will progress in unison throughout the initial 120-day period. As the Company grows and evolves, we will recommend changes to the Agenda that compliment the growth. As the company continues to execute its strategic plan by signing new installation contracts and completing strategic acquisition which will compliment its growth, we will target an expanded universe of brokers, analysts and portfolio/fund managers. At each stage of growth, the appropriate approach to the market will be incorporated into the agenda for optimal results. A new formal Agenda will be created after the initial four months, or earlier if necessary.

         GENERAL

         O. Notwithstanding anything in this Agreement to the contrary, HC will not release any materials or oral disclosure (not already available in the general public) to the general public or to the financial or other particular community within the scope of HC's duties under this


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         Agreement  without first obtaining from the Company its written consent to do so, including approval of the content of such materials or disclosure.

IV.      TERM

This Agreement shall remain in effect for a period commencing on the signature date and terminating twelve months (360 days) from signing date. At the six month anniversary either party will have the option to terminate the Agreement immediately upon notice. In the event that HC commits any material breach or violation of the provisions of this Agreement, then, the Company has the right to terminate this Agreement any time during the contractual period and/or any extension periods after the initial contractual period upon notice. It is also understood that the Company is entering into this Agreement with Consultant based on its personal relationship and confidence in the skills of Matthew Heyden. Therefore, if Mr. Heyden leaves the Consultant or dies or becomes physically unable to perform any meaningful activities during the term of the Agreement, the Company will have the right to terminate this Agreement upon notice to the Consultant.

V.       COMPENSATION AND EXPENSES

         A. Regarding compensation, it is our intention to propose parameters that are mutually acceptable to both the Company and HC in order to accomplish our collective mission. Based on a commitment of resources necessary to perform successfully on behalf of Catcher for a period of 12 months, Hayden Communications will be paid a services fee of $5,000 due at the beginning of each month of service.

         B. Only expenses that would ordinarily be incurred by the Company will be billed back on a monthly basis. Applicable reimbursements would include: postage for investor packages or research reports (if our office provides fulfillment), fees for news wire services (if our office disseminates news releases), and fees for fax-broadcasting news releases. The Company shall provide HC all investor and broker due-diligence packages. Any packages requiring additional photocopying/printing will be billed back to the Company at cost (with no mark-up). Any extraordinary items, such as broker lunch presentations, air travel, hotel, ground transportation or media campaigns, etc. shall be paid by the Company, only with Company authorization prior to incurring any expenses.

VI.      PRIOR RESTRICTION

HC represents to the Company that it is not subject to, or bound by, any agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder HC from performing the services on behalf of the Company that HC is herein agreeing to perform.

VII.     ASSIGNMENT

This Agreement is personal to HC and may not be assigned in any way by HC without the prior written consent of the Company. Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors and permitted assigns of HC, and upon the successors and assigns of the Company.

VIII.    CONFIDENTIALITY


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The Consultant acknowledges that during the term of this Agreement "Confidential
Information" of the Company will be disclosed, orally and in writing, or revealed to it, which information is not readily available to the general pubic. Confidential Information includes, without limitation, business plans, financial information, strategic plans, personnel information, ideas and concepts. The Consultant acknowledge that the Confidential Information contains unique, valuable, and confidential proprietary information which is not available to the general public, as well as trade secrets, concepts, and ideas. The Consultant will hold the Confidential Information in the strictest confidence and will not disclose such Confidential Information to any other persons or entities, other than authorized representatives of the Company, either orally or in writing, unless it shall have obtained the prior written consent of the Company. The Consultant also will make use of Confidential Information only for purposes of performing its obligations pursuant to this Agreement and will not make use of the Confidential Information for its own benefit at any time. In the event that the Consultant is requested in any proceeding to disclose any Confidential Information, the Consultant will give the Company prompt notice of such request so that the Company may seek an appropriate protective order. If, in the absence of a protective order, the Consultant is nonetheless compelled to disclose Confidential Information, the Consultant may disclose such information without liability hereunder; provided, however, that the Consultant gives the Company notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable and uses all commercially reasonable efforts to
obtain  assurances  that  confidential   treatment  will  be  accorded  to  such
Confidential Information. Upon request of the Company, the Consultant agrees that it will promptly return to the Company all tangible evidence of any Confidential Information and all copies thereof and memoranda with respect thereto which are in its possession, and to delete any computer reproducible form of the Confidential Information. The Company may request return of such Confidential Information at any time at its sole discretion. The Consultant acknowledge that violation of any of the provisions of this paragraph will result in irreparable harm to the Company and that damages would be an inadequate remedy. Accordingly, the Consultant agrees that, in addition to all remedies at law, the Company is entitled to equitable relief, including without limitation injunctive relief (temporary, preliminary or permanent), in any court of competent jurisdiction to restrain any violation of this paragraph without any requirement to post bond as a condition of such relief and to such other and further relief as a court of competent jurisdiction may deem proper under the circumstances.

IX.         MANDATORY ARBITRATION AND DEFAULT

9.1 Except for a claim or controversy arising under Section 6 of this Agreement, any dispute arising between the Company and HC in connection with this Agreement shall be, in the first instance, settled between the parties. If amicable settlement cannot be reached within thirty (30 days, then any dispute arising out of or relating to this Agreement, including with respect to its arbitrability, will be finally and exclusively settled by arbitration in accordance with the commercial rules of the American Arbitration Association (the "Rules"), except that the arbitrator shall not have the power to alter, modify, amend, add to or subtract from any term or provision of this Agreement or to grant injunctive relief of any nature. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq., and judgment upon the reward rendered by the arbitrator may be entered by any court with complete jurisdiction. The arbitration will be held in San Diego. The arbitrator shall apply the


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internal  law of the State of  California.  If judicial  action is  commenced in order to compel arbitration, and if arbitration is in fact compelled, the party that shall have resisted arbitration shall be required to pay to the other party all costs and expenses, including reasonable attorneys' fees, that it incurs in compelling arbitration. The arbitration shall be conducted by a sole arbitrator to be appointed in accordance with the Rules. The parties agree to exclude any right of application to appear to any courts in connection with any question of law or fact arising in the course of the arbitration or with respect to any award made, except for the purposes of enforcing the award or enforcing the obligation to arbitrate.

9.2 The Consultant acknowledge that material breach of any of the provisions of this Agreement will result in irreparable harm to the Company and that damages would be an inadequate remedy. Therefore, in the event that HC commits any material breach of any provision of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel HC to comply with, or restrain HC from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare HC in default hereunder and to terminate this Agreement and any further payments hereunder. Accordingly, the Consultant agrees that, in addition to all remedies at law, the Company is entitled to equitable relief, including without limitation injunctive relief (temporary, preliminary or permanent), in any court of competent jurisdiction to restrain any violation of this paragraph without any requirement to post bond as a condition of such relief and to such other and further relief as a court of competent jurisdiction may deem proper under the circumstances.

9.3      The  Company  warrants  and  represents  that all oral  communications, written documents or materials furnished to Consultant in connection with its duties under this Agreement are accurate in all material respects and Consultant may rely upon the accuracy thereof without independent investigation. The Company will protect, indemnify and hold harmless Consultant against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from Consultant's communication or dissemination of any said information, documents or materials excluding any such claims or litigation resulting from Consultant's communication or dissemination of information not provided or authorized by the Company. Consultant will indemnify and hold Company harmless against any claims or litigation, including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from Consultant's communication or dissemination of any false or inaccurate information, provided said information was not given to the Consultant by the Company. The indemnifying party will have the right to control the defense of such matter indemnified and no matter will be settled, except solely for money, without the indemnified party's prior written approval and only if the settlement provides an unconditional release of the indemnified party.

X.       SEVERABILITY AND REFORMATION

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or


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by its  severance;  but in any such event this  Agreement  shall be construed to give effect to the severed provision to the extent legally permissible.

XI.      NOTICES

Any notices required by this Agreement shall (i) be made in writing and delivered to the party to whom it is addressed by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express and Airborne), (ii) be deemed given when received, and (iii) in the case of the Company, be mailed to its principal office at 1165 Via Vera Cruz, San Marcos, CA 92069, Attention President, and in the case of HC, be mailed to Hayden Communications, Inc., 1401 Havens Drive, Suite 100, North Myrtle Beach, South Carolina 29582.

XII.     MISCELLANEOUS

12.1 This Agreement may not be amended, except by a written instrument signed and delivered by each of the parties hereto.

12.2 This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior written and oral agreements, representations, warranties and understandings between the parties with respect to the subject matter hereof. No provision of this Agreement and its terms may not be changed or waived orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

12.3 This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

In Witness Whereof, the parties have executed this Consulting Agreement as of the day and year first above written.


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AGREED:

HAYDEN COMMUNICATIONS, INC.                     CATCHER, INC.

BY: /s/ Matthew M. Hayden             BY: /s/ Ira Tabankin
    ----------------------------          ----------------------------------
    MATTHEW M. HAYDEN, PRESIDENT          IRA TABANKIN, CHAIRMAN

DATE:                                 DATE:
     ---------------------------           ---------------------------------


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